Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-254793 on Form S-1 of our report dated March 26, 2021, (April 12, 2021, as to the effects of the forward stock split as described in Note 2) relating to the financial statements of Biomea Fusion, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California

April 15, 2021